STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership of America First Multifamily Investors, L.P. (the “Limited Partnership”), pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is America First Multifamily Investors, L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

1.
The name of the limited partnership is Greystone Housing Impact Investors LP (the “Partnership”).

THIRD: Article 3 of the Certificate of Limited Partnership shall be amended as follows:

3.
The address of the Partnership’s principal office is 14301 FNB Parkway, Suite 211, Omaha, Nebraska 68154.

FOURTH: Article 4 of the Certificate of Limited Partnership shall be amended as follows:

4.
The name and business address of the Partnership’s General Partner is America First Capital Associates Limited Partnership Two, 152 West 57th Street, 60th Floor, New York, New York 10019.

FIFTH: This Amendment to Certificate of Limited Partnership shall be effective as of 12:01 a.m. on December 5, 2022.

IN WITNESS WHEREOF, the undersigned, the sole general partner of the Limited Partnership, executed this Amendment to the Certificate of Limited Partnership on this 29th day of November, 2022.

America First Capital Associates Limited Partnership Two, General Partner

By: Greystone AF Manager LLC, its General Partner

By: /s/ Stephen Rosenberg Name: Stephen Rosenberg Title: President